Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-166267 on Form S-8 of Excel Trust, Inc. of our report dated February 24, 2011, relating to the statements of revenues and certain expenses for Park West Place Shopping Center for the year ended December 31, 2009 (which report on the statement of revenues and certain expenses express an unqualified opinion and includes explanatory paragraphs referring of the purpose of the statements) appearing in this Current Report on Form 8-K/A of Excel Trust, Inc.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA
February 24, 2011